EXHIBIT 4.4

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE dated as of April 2, 2012.

BETWEEN:

AON FINANCE N.S. 1, ULC, an unlimited company organized under the laws of the Province of Nova Scotia (hereinafter called the “Company”)

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AON CORPORATION, a corporation merged under the laws of the State of Delaware (hereinafter called the “Aon”)

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AON PLC, a corporation incorporated under the laws of England and Wales (hereinafter called the “New Guarantor”)

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COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company established under the federal laws of Canada, as trustee (hereinafter called the “Debenture Trustee”)

WHEREAS the Company and the Debenture Trustee entered into a trust indenture dated as of March 8, 2011 (the “Trust Indenture”), which provides for the issuance of Debentures upon certain terms and conditions;

AND WHEREAS Aon Corporation (the “Original Guarantor”) delivered to the Indenture Trustee a guarantee in the form attached as Exhibit B to the Trust Indenture dated as of March 8, 2011 (the “Original Guarantee”);

AND WHEREAS pursuant to an Agreement and Plan of Reorganization dated as of January 12, 2012 (the “Merger Agreement”) between the Original Guarantor and Market Mergeco Inc., it was agreed that Aon would assume the rights, covenants and obligations of the Original Guarantor which includes obligations under the Trust Indenture in accordance with the terms thereof and with effect upon completion of the merger contemplated under the Merger Agreement;

AND WHEREAS the merger contemplated under the Merger Agreement has been completed;

AND WHEREAS Article 5 of the Trust Indenture provides that the Guarantor shall not merge into any other Person unless certain conditions have been satisfied including the execution and delivery to the Trustee of an indenture supplemental to the Trust Indenture;

AND WHEREAS Article 9.01 of the Trust Indenture provides that the Company or the Guarantor (as defined therein) and the Debenture Trustee may amend or supplement the Trust Indenture to, inter alia, comply with Article 5 and to make any change that does not materially and adversely affect the rights of any Holder;

AND WHEREAS the New Guarantor has agreed to guarantee the obligations of the Company in the same manner as the Original Guarantor and in furtherance thereof to enter into this supplemental indenture and to deliver a guarantee in the form attached as Exhibit B to the Trust Indenture;

AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Company and not by the Debenture Trustee;

NOW THEREFORE it is hereby covenanted, agreed and declared as follows:

ARTICLE I

INTERPRETATION AND RELATED MATTERS

1.1                               Interpretation

This First Supplemental Indenture is supplemental to the Trust Indenture and shall be read together and have effect so far as practicable as though all of the provisions thereof and hereof respectively were contained in one instrument. Unless there is something within the subject matter or context inconsistent therewith, all terms used but not defined in this First Supplemental Indenture shall have meanings ascribed thereto by the Trust Indenture, as such meanings may be amended by this First Supplemental Indenture. In the event of any inconsistency between the terms contained in the Trust Indenture and this First Supplemental Indenture, the terms contained in this First Supplemental Indenture shall prevail.

1.2                               First Supplemental Indenture

The terms “this First Supplemental Indenture”, “this Supplemental Indenture”, “this indenture”, “herein”, “hereof”, “hereby”, “hereunder” and similar expressions, unless the context otherwise specifies or requires, refer to this First Supplemental Indenture and not to any particular article, section or other portion, and include any and every instrument supplemental or ancillary hereto. The expressions “Article”, “Section” and “Schedule”, followed by a number, unless otherwise stated, mean and refer to the specified article, section or schedule of the Trust Indenture.

ARTICLE II

AMENDMENTS TO TRUST INDENTURE

2.1                               Amendments to Indenture

As and from the date hereof, the Trust Indenture is amended as follows:

(a)                                 by adding Aon plc as a party to the Trust Indenture;

(b)                                 by adding to Section 1.01 the following definition:

“Aon plc Guarantee” means the guarantee of Aon plc delivered by Aon plc to the Trustee and shall include the guarantee set forth in Section 11.02 and all the obligations and covenants of Aon plc contained in this Indenture.”

(c)                                  by adding the words “or Aon plc” after the word “Guarantor” in the first paragraph of Section 2.04;

(d)                                 by adding the words “and Aon plc” after the first reference to the word “Guarantor” in Section 2.05;

(e)                                  by adding the words “and Aon plc” after the word “Guarantor” in Section 6.11;

(f)                                   by adding the words “and the discharge of Aon plc’s obligations under the Aon plc Guarantee and this Indenture” at the end of the last paragraph of Section 8.01;

(g)                                  by adding the words “and Aon plc shall be released from all its obligations with respect to the Aon plc Guarantee” after the word “Guarantee” in the second last paragraph of Section 8.02;

(h)                                 by adding the words “and Aon plc shall be released from all its obligations with respect to its guarantee of such released obligations of the Company at the end of such 91-day period” at the end of the last paragraph of Section 8.03.

(i)                                     by adding the words “and Aon plc’s obligations” after the words “obligations” in the fourth line of Section 8.06;

(j)                                    by adding the words “or Aon plc” after the word “Guarantor” in the eighth and tenth lines of Section 8.06;

(k)                                 by adding the words “or make any modification to the Aon plc Guarantee or release Aon plc in each case” after the word “Guarantor” in Section 9.02 (vii);

(l)                                     by adding a new Section 11.02 as follows:

11.02 Guarantee of Aon plc.

Aon plc hereby unconditionally and irrevocably guarantees to the Trustee for itself and on behalf of the Holders of the Debentures, the due and punctual payment by the Company of all principal, interest and all other amounts payable by the Company under the Debentures and the Indenture, when and as the same shall become due and payable, pursuant to the provisions set out in the Debentures and the Indenture. In case of the failure of the Company punctually to make any such payment or performance, Aon plc hereby agrees to make such payment or such performance, or cause such payment or performance to be made, promptly upon demand. Such demand must be made by a Holder or by the Trustee on behalf of all Holders by the giving of written notice of such demand to Aon plc at 200 East Randolph Street, Chicago, Illinois 60601, Attention: Treasurer; provided, however, that delay in making such demand shall in no event affect Aon plc’s obligations under the Aon plc Guarantee. The Aon plc Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by the Holders upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

Aon plc hereby agrees that its obligations hereunder shall be unconditional, irrespective of the invalidity, regularity or enforceability of the Debentures or the Indenture or any of the terms thereof; the absence of any action to enforce the same; the rendering of any judgment against the Company or any action to enforce the same; any amendment, supplement, renewal, replacement or refinancing of the Debentures or the Indenture or any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor. Aon plc covenants that the Aon plc Guarantee will not be discharged except by complete payment of the amounts payable under the Debentures and the Indenture. The Aon plc Guarantee shall continue to be effective if the Company merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

Aon plc hereby waives the benefits of diligence, presentment, protest, notice of protest, acceleration and dishonor, filing of claims with any court in the event of insolvency or bankruptcy of the Company, all demands whatsoever, except as set forth in the Aon plc Guarantee, and any right to require a proceeding first against the Company or to claim any right of set-off.

Aon plc shall be subrogated to all of the rights of the Holders against the Company in respect of any amount paid by Aon plc pursuant to the Aon plc Guarantee; provided, however, that Aon plc shall not be entitled to enforce, or to receive any payments arising out of or based upon such rights of subrogation until the principal of and premium, if any, and interest, if any, on, all Debentures issued under the Indenture shall have been paid in full.

(m)                             by adding the words “or Aon plc” after the word “Guarantor” in Section 12.01;

(n)                                 by adding a comma after the word “Guarantor” in Section 12.07 and the words “ Aon plc” after such comma;

(o)                                 by adding the words “or Aon plc” after the word “Guarantor” in the third, sixth and seventh lines of Section 12.08;

(p)                                 by adding the words “and Aon plc” after the word “Guarantor” in Section 12.09.

ARTICLE III

SUCCESSOR ENTITY

3.1                               Assumption of Guarantee Obligations

Aon hereby covenants and agrees to assume and does assume all of the rights, covenants and obligations of the Original Guarantor under the Trust Indenture and the Debentures and the Original Guarantee as and from the date hereof.  Without limiting the generality of the foregoing, from and after the date hereof, the Original Guarantee will be a valid and binding obligation of Aon.

ARTICLE IV

MISCELLANEOUS

4.1                               Debenture Trustee Accepts Trusts

The Debenture Trustee hereby accepts the trusts in this First Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions hereinbefore set forth and in accordance with the Trust Indenture.

4.2                               No Notice of Trusts or Equities Relating to Debentures

Neither the Corporation nor the Debenture Trustee nor any of their respective officers or employees, as applicable, shall be bound to see to the execution of any trust affecting the ownership of any Debenture or be affected by any equity that may be subsisting in respect thereof.

4.3                               Confirmation of Trust Indenture

The Trust Indenture is and shall remain in full force and effect with regards to all matters governing the Debentures, except as the Trust Indenture is amended, superseded, modified or supplemented by this First Supplemental Indenture.  The Trust Indenture as amended, superceded, modified and supplemented by this First Supplemental Indenture is in all respects confirmed.

4.4                               Governing Law

This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

4.5                               Further Assurances

The parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this First Supplemental Indenture, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purposes of this First Supplemental Indenture and carry out its provisions.

4.6                               Enurement

This First Supplemental Indenture shall enure to and be binding upon the successors and assigns of each of the parties hereto, as the case may be.

4.7                               Counterparts

This First Supplemental Indenture may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date as of the date first written above. Execution of this First Supplemental Indenture by facsimile transmission or email in pdf format shall constitute valid and effective delivery.

4.8                               Reference Trust Indenture

An unsigned Trust Indenture, which has been revised to show the changes effected by this First Supplemental Indenture, is attached hereto as Schedule “A” (the “Reference Indenture”). The parties hereto agree that the Reference Indenture is included for ease of reference only and that such Reference Indenture is not intended as, and shall not constitute, a binding legal agreement.

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IN WITNESS WHEREOF each of the parties hereto has caused this First Supplemental Indenture to be signed by its authorized representatives as of the date first written above.

AON FINANCE N.S. 1, ULC

Per:	/s/ James A. Hubbard
Name:	James A. Hubbard
Title:	Vice-President

AON CORPORATION

Per:	/s/ Gregory C. Case
Name:	Gregory C. Case
Title:	President and Chief Executive Officer

AON PLC

Per:	/s/ Gregory C. Case
Name:	Gregory C. Case
Title:	Director

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:	/s/ Judith Sebald
Name:	Judith Sebald
Title:	Corporate Trust Officer

Per:	/s/ Charles Cuschieri
Name:	Charles Cuschieri
Title:	Associate Trust Officer

Signature Page to First Supplemental Indenture